CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Current Report on Form 8-K of our report dated October 23, 1997, except as to the information presented in
Note 10, for which the date is February 12, 1998, on our audit of the financial statements of Transcell Technologies, Inc. (a Development Stage Company) as of September 30, 1997 and 1996, and for the three years in the period ended Setpember 30, 1997, and for the period October 21, 1991 (date of inception) to September 30, 1997, appearing in the registration statement on Form S-4 (SEC File No. 333-49539) of Intercardia, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.


/s/ Coopers & Lybrand L.L.P.


Boston, Massachusetts
May 13, 1998